EXHIBIT D

                     INTERNATIONAL LONG DISTANCE CORPORATION

                          (A development stage company)
                    Consolidated Audited Financial Statements
                                December 31, 1999


















                     International Long Distance Corporation
                                 and Subsidiary

                          (A development stage company)
                    Consolidated Audited Financial Statements
                                December 31, 1999

             International Long Distance Corporation and Subsidiary
                          (a development stage company)
                                    Contents


                                                                      Page

Independent Auditor's Report                                            1

Consolidated Balance Sheet                                            2-3

Consolidated Statement of Operations                                    4

Consolidated Statement of Changes in Stockholder's Deficit              5

Consolidated Statement of Cash Flows                                  6-7

Notes to Consolidated Financial Statements                           8-15

LANEY
BOTELER &
KILLINGER
Certified Public Accountants


                          Independent Auditors' Report


Board of Directors
International Long Distance Corporation
Hertford, North Carolina

We have audited the accompanying consolidated balance sheet of International Long Distance Corporation and Subsidiary (a development stage company), as of December 31, 1999, and the related consolidated statements of operations, changes in stockholder's deficit and cash flows for the period March 20, 1998 (date of inception) to December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of International Long Distance Corporation and Subsidiary, as of December 31, 1999, and the results of its operations and its cash flows for the period March 20, 1998 (date of inception) to December 31, 199, in conformity with generally accepted accounting principles.



                                                       LANEY BOTELER & KILLINGER

Atlanta, Georgia
June 2, 2000

             International Long Distance Corporation and Subsidiary
                          (a development stage company)
                       Consolidated Audited Balance Sheet
                                December 31, 1999

                                     ASSETS
                                     ------

CURRENT ASSETS:
---------------------------------------------------------------------------

  Accounts receivable - trade                                    $ 101,181
            Accounts receivable - officer                           84,060
                                                                    ------
                    TOTAL CURRENT ASSETS                           185,241
                                                                   -------
PROPERTY AND EQUIPMENT

              Land                                                  39,374

              Leasehold improvements                               105,132

              Computers and software                               248,652

                Furniture and Fixtures                               4,660

                 Telephone switching equipment                   3,100,135

                          TOTAL PROPERTY AND EQUIPMENT           3,497,953

                Less: accumulated depreciation                     718,697

                            PROPERTY AND EQUIPMENT, NET          2,779,256
                                                                 =========

OTHER ASSETS:

                Deposits                                            44,559

                Deferred finance charges, net of
                    amortization of $121,018                       322,187
                                                                   -------
                           TOTAL OTHER ASSETS                      366,746




  TOTAL ASSETS                                                  $3,331,243
                                                                 =========






The accompanying notes are an integral part of these financials

             International Long Distance Corporation and Subsidiary
                          (a development stage company)
                       Consolidated Audited Balance Sheet
                                December 31, 1999

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

--------------------------------------------------------------------------------

CURRENT LIABILITIES



   Cash overdraft                                                        3,118


               Accounts payable                                      2,528,020

               Accrued expenses                                        145,027

               Accrued interest                                          3,300

               Current portion of capital lease obligations            123,715

               Short-term notes payable                              1,837,188

               Unearned revenue                                         55,000

                        TOTAL CURRENT LIABILITIES                    4,695,368


  Capital lease obligations                                            255,490

STOCKHOLDERS' DEFICIT

            Common Stock, 1.00 par value;
              100,000 shares authorized;
  500 shares issued and outstanding                                        500

  Subscription agreements                                            6,065,584

            Deficit accumulated during
            the development stage                                  (7,685,699)

  TOTAL STOCKHOLDERS' EQUITY                                       (1,619,615)


             TOTAL LIABILITIES AND STOCKHOLDER'S DEFICIT           $ 3,331,243








The accompanying notes are an integral part of these financials

                   International Long Distance Corporation and Subsidiary
                          (a development stage company)
                  Consolidated Audited Statement of Operations
                For the Period March 20, 1998 (date of inception)
                              to December 31, 1999

--------------------------------------------------------------------------------

REVENUE

  Service revenue                                                $   173,464

            Other income                                               1,030

                                                                     174,494


COSTS AND EXPENSES


            Costs of telephone services                              961,674

  Research and development                                           140,911

  General and administrative                                         368,103

             Other operating expenses                                511,684

             Maintenance and utilities                                47,720

             Travel, meals and entertainment                         142,793

                                                                   2,172,885

OPERATING LOSS                                                   (1,998,391)


OTHER EXPENSES


             Amortization and finance costs                        1,114,122

             Bad Debt                                                  1,300

             Charitable Contributions                                137,664

              Depreciation                                           718,697

              Interest                                               249,810

              Loss on impairment of asset                            279,071

              Loss on uncollectible advance to affiliate           1,085,448

              Loss on failed venture                               2,011,396

              Rents and Leases                                        89,800

                        TOTAL OTHER EXPENSES                       5,687,308

NET LOSS                                                        $(7,685,699)


The accompanying notes are an integral part of these financial statements



                            International Long Distance Corporation and Subsidiary
                                       (a development stage company)
                      Consolidated Audited Statement of Changes in Stock Holder's Deficit
                               For the Period March 20, 1998 (date of inception)
                                             to December 31, 1999



                                        Common       Subscription        Retained          Total
                                         Stock        Agreements         Earnings      Stockholder's
                                       ---------      ----------         Deficit          Deficit
                                                                    --------------- -----------------


Balance beginning of period                 $   -      $      -      $           -     $           0

Issuance of 500 shares
  of common stock                             500                                -               500

Funds/services received
for stock subscriptions                         -        6,065,584               -         6,065,584

Net loss
                                                                       (7,685,699)        (7,685,699)

Balance, December 31, 1999                $   500      $ 6,065,584   $ (7,685,699)     $  (1,619,615)
                                       ============ ================ =============== =================










The accompanying notes are an integral part of these financial statements

                          International Long Distance Corporation and Subsidiary
                                      (a development stage company)
                               Consolidated Audited Statement of Cash Flows
                             For the Period March 20, 1998 (date of inception)
                                        to December 31, 1999


----------------------------------------------------------------------------------------- -------------------

Cash flows from operating activities:

             Cash received from service revenue                                             $       128,313


             Cash paid to suppliers , employees and affiliate                                      (894,992)


            Cash paid for interest                                                                 (246,510)


            Cash advanced to failed joint venture                                                (1,829,396)

                             Net Cash used on operating activities                               (2,842,585)



Cash flows from investing activities:

              Purchases of property and equipment                                                (3,307,229)

              Payment for deposits                                                                  (44,559)

                             Net cash provided by financing activities                           (3,351,788)



Cash flows from financing activities:


                Proceeds from issuance of notes payable                                           2,525,838


               Proceeds from stock subscription agreements                                        4,447,275


               Proceeds from issuance of common stock                                                   500

               Repayment of notes payable and capital leases                                       (779,240)

                                Net cash provided by financing activities                         6,194,373


Net increase in cash and cash equivalents                                                                 -

Cash and cash equivalents, beginning of period                                                            -


Cash and cash equivalents, end of period                                                      $           -
----------------------------------------------------------------------------------------- ===================









The accompanying notes are an integral part of these financial statements



                           International Long Distance Corporation and Subsidiary
                                     (a development stage company)
                                Consolidated Audited Statement of Cash Flows
                             For the Period March 20, 1998 (date of inception)
                                        to December 31, 1999
------------------------------------------------------------------------------------------------ -------------------
Cash Flows From Operating Activities:

  Net loss                                                                                           $    (7,685,699)

               Adjustments to reconcile net loss to
                 net cash used in operating activities

                      Depreciation                                                                           718,697

       Amortization                                                                                        1,114,122

                       Loss on impairment of asset                                                           279,071

                      Non-cash portion of loss on failed venture                                             182,000

                       Changes in assets and liabilities:
                           (Increase) in assets

                                Accounts receivable - trade                                                 (101,181)

                                 Accounts receivable - officer                                               (84,060)

                         Increase in liabilities

                                 Cash overdraft                                                                3,118

                                 Accounts payable                                                          2,528,020

                                 Accrued expenses                                                            145,027

                  Accrued interest                                                                             3,300

                                 Unearned revenue                                                             55,000
                                                                                                     ----------------
                                 Net cash used in operating activities                                    (2,842,585)
                                                                                                     ----------------

Schedule of non-cash operating, investing, and financial transactions:
    Acquisition of certain property and equipment

                          Capital leases

                                Equipment acquired                                                   $       469,795

                                Capital leases assumed                                                      (379,206)
                                                                                                     ----------------
                                Cash paid                                                            $        90,589
                                                                                                     ----------------
Conversion of investor services to equity
      Subscription agreements

                Settlement of claims                                                                 $       182,000

                Services received                                                                            993,104

                 Acquisition of equipment leases                                                             443,205

                  Subscription agreements issued                                                          (1,618,309)
                                                                                                     ================
                 Cash Paid                                                                           $             -
                                                                                                     ----------------

The accompanying notes are an integral part of these financial statements.

             International Long Distance Corporation and Subsidiary
                          (a development stage company)
               Notes to Consolidated Audited Financial Statements
                                December 31, 1999

Note 1 - Summary of Significant accounting policies

Nature of business and basis of presentation

International Long Distance Corporation ("ILDC" or the "Company") was formed on March 20, 1998, in the State of North Carolina as a long distance service provider dedicated to utilizing state of the art technology to provide premier service both domestically and internationally. The Company is headquartered in Hertford, North Carolina and is currently in the process of raising capital to expand it s operations.

Custom Telecom Solutions ("CTS") was formed as a joint venture corporation in November 1999, by an agreement between the Company and StarTouch International. The joint venture agreement was never executed. CTS remains a wholly-owned subsidiary of the Company, but currently has no operations. All significant intercompany transactions have been eliminated in consolidation.

Cash and cash equivalents

Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less.

Property, equipment and depreciation

Property and equipment are stated at cost. Maintenance and repairs are charged to operations and major improvements are capitalized. Upon retirement, sale or other disposition, the cost and accumulated depreciation are eliminated from the accounts and any gain or loss is included in operations. Depreciation is computed using the straight-line method for financial reporting purposes and accelerated methods for income tax purposes. Estimated useful lives of the assets range from three to fifteen years.

Property and equipment include assets acquired under capital leases of $469,795. Capital leases are included as a component of telephone switching equipment.

Revenue recognition

Originally the Company provided services involving the sale of prepaid phone cards. The corresponding revenue is included in the accompanying financial statements. Proceeds from the sale of prepaid phone cards are originally recorded on the balance sheet as unearned revenue. As the cards are used, the income earned by ILDC is reported in the statement of operations as service revenue. ILDC's primary source of revenue in the future is anticipated to be generated through establishment of revenue producing long distance telephone networks.

Income taxes

ILDC is subject to federal and state corporation income taxes on any net taxable income. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expenses is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Uses of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the period reported. Actual results could differ from those estimates.

             International Long Distance Corporation and Subsidiary
                          (a development stage company)
               Notes to Consolidated Audited Financial Statements
                                December 31, 1999

Start-Up expenses

In accordance with Statement of Position 98-5, Reporting on the Costs of Start-up Activities, the Company expensed all organization and start-up expenses as incurred.

Allowance for doubtful accounts

Accounts receivable have been reviewed by management and no allowance for doubtful accounts is considered necessary as of December 31, 1999.

Deferred financial charges

In the early stages of development, certain investors assisted the Company in obtaining some of the telephone switching equipment necessary to further the Company's operations. The investors leased the equipment and assigned the leases to the Company. These equipment leases are recorded on the books as capital leases (Note 8). The total cost of equipment leased by investors and assigned to ILDC is $469,795. ILDC has either directly made all payments required under the leases or given credit to the investors for any lease payments made by the investors.

In consideration for the assistance provided by the investors in obtaining the equipment leases, ILDC has credited these investors with joint venture or profit-sharing agreements (Note 2) totaling $443,205. These costs have been recorded as deferred finance charges and are being amortized over the term of leases. Amortization of deferred finance charges for the period ended December 31, 1999 was $121,018.

Additionally, ILDC credited investors $993,104 for providing short-term loans and lines of credit to ILDC or obtaining additional investors. This amount is included as a component of amortization and finance costs in the consolidated statement operations.

Common stock

At December 31, 1999, ILDC had 100,000 shares of $1.00 per value common stock authorized with 500 shares issued and outstanding. All of the shares outstanding at December 31, 1999, are owned by the Anthony C. Overman Revocable Trust. The trustee is Anthony C. Overman, president of ILDC.

Subsequent to December 31, 1999, as a part of the merger and reorganization (Note 3), the stock was split and the number of authorized shares was increased to 11,000,000.

             International Long Distance Corporation and Subsidiary
                          (a development stage company)
               Notes to Consolidated Audited Financial Statements
                                December 31, 1999


Note 2 - Stock subscription agreements

In order to obtain capital for the purposes of the construction, installation and maintenance of a telephone switching and call router system and to fulfill liabilities and obligations associated with start-up expenses, the Company entered into joint venture and profit sharing agreements with various investors. In addition, the Company credited certain investors with joint venture or profit-sharing agreements in exchange for services provided to ILDC (Note 1) and in settlement of claims againgst ILDC (Note 6) Through December 31, 1999, ILDC issued joint venture and profit-sharing totaling $6,065,584 in exchange for the following consideration:

           Consideration                                        Amount
           -------------                                        ------
   Cash received                                            $4,447,275
   Acquisition of equipment leases                             443,205
   Providing short-term loans and
              raising capital                                  993,104
   Settlement of claims                                        182,000
                                                          ------------

$6,065,584
----------

No payments were made under these agreements since ILDC had not reached profitability.

Subsequent to December 31, 1999, the investors agreed to cancel their joint venture and profit sharing agreements in exchange for common stock of ILDC. In order to facilitate the exchange, the Company increased the number of authorized shares from 100,000 to 11,000,000 (Note 1). Generally, each investor will receive one share of common stock for every $5.00 invested through joint venture or profit sharing agreements. The shares will be issued in conjunction with the merger and reorganization (Note 3).

The amount reported in stockholder's deficit as subscription agreements of $6,065,584 represents the amounts invested through joint venture and profit sharing agreements. The Company expects to issue 1,249,350 shares of stock for the subscription agreements. Subsequent to December 31, 1999, ILDC received additional capital of approximately $800,000 through the issuance of joint venture agreements. The additional joint venture agreements will also be cancelled in exchange for common stock of ILDC at the merger.

Note 3 - Merger and reorganization

The Company as of May 18, 2000, has finalized plans for a merger and reorganization with a publicly traded entity. Closing on the merger is anticipated to be June 30, 2000. Upon completion of the merger, all of the ILDC stock issued and outstanding at June 30, 2000, will be converted into the right to receive newly issued shares of the publicly traded common stock, par value $.001. The merger is expected to be a tax free reorganization within the meaning of Section 368 of the Internal Revenue Code.

Note 4 - Income taxes

ILDC has a net operating loss of $7,685,699 as of December 31, 1999, which will be carried forward to offset future taxable income. The tax benefit and deferred tax asset totaling $2,984,000, generated by this net operating loss has been offset by a valuation allowance due to the uncertainty of profitable operations.

             International Long Distance Corporation and Subsidiary
                          (a development stage company)
               Notes to Consolidated Audited Financial Statements
                                December 31, 1999

Note 5 - Related party transactions

ILDC was affiliated with National Marketing Corporation (NMC), a marketing organization, which is owned by the president of ILDC. ILDC advanced $1,085,448 to National Marketing Corporation during the calendar years 1998 and 1999, which will not be repaid since operations of NMC have been discontinued. A substantial portion of the funds advanced to NMC were forwarded to Prepaid Cellular Services, LLC (Note 6) in the form of loans, advances, and direct payment of Prepaid Cellular's liabilities. Prepaid Cellular ceased operations during 1999. As a result, these advances to National Marketing Corporation have been reflected as uncollectible advances to affiliate in the accompanying consolidated financial statements.

ILDC has advanced the president $84,060 as of December 31, 1999. No interest is charged on the advance.

ILDC received advances from a relative of the president totaling $41,985. This amount is included in accounts payable at December 31, 1999.

Note 6 - Prepaid Cellular Services, LLC

ILDC entered into various transactions with Prepaid Cellular Services, LLC (PCS) regarding the use of the ILDC, telephone switching and network services. As the relationship with PCS progressed, the Company also made cash advances to PCS, purchased equipment for PCS and paid operating expenses of PCS. In addition, Anthony Overman, the president of ILDC served for a brief period as CEO of PCS. ILDC also attempted to acquire the stock of PCS and merge PCS into ILDC. The acquisition of the stock was rejected and irreconcilable differences between the companies arose. Due to the significant amount invested into PCS, ILDC continued to fund the operations of PCS in an attempt to reach a point where revenue could be generated or some of the investment recovered. PCS ultimately failed. Numerous claims were made against PCS by various creditors and third parties. Due to the close relationship of ILDC with PCS and the fact that the ILDC president served as CEO of PCS, claims have been made against ILDC for some of the PCS debts and obligations (Note 10).

ILDC funded PCS amounts totaling $2,518,149. These amounts include advances by ILDC to PCS, payment of PCS expenses and obligations, and a settlement of approximately $468,000 to Garwell Limited Partnership for advances to PCS. The Garwell claim was settled by issuance of ILDC common stock. Subsequent to December 31, 1999, ILDC agreed to issue 200,000 shares of common stock to Garwell or its affiliates in exchange for cancelling the $468,000 claim and in exchange for $350,000 which had previously been invested in ILDC (Notes 2 and 3). When PCS ceased operations, ILDC took possession of equipment totaling $506,753. The remaining costs related to PCS, totaling $2,011,396, have been charged to expense as loss on failed venture

ILDC has assumed responsibility for the portion of the debts incurred by PCS in cases where management has determined that ILDC has financially benefitted or is ultimately liable for payment. These liabilities have been recorded in the accompanying consolidated financial statements.

             International Long Distance Corporation and Subsidiary
                          (a development stage company)
               Notes to Consolidated Audited Financial Statements
                                December 31, 1999

Note 7 - Short-term debt

At December 31, 1999 short-term notes payable consisted of the following:

Note payable to Comdial due in monthly  installments of $25,550 plus interest at prime plus 2.5% (10.75% at December 31, 1999)
with remaining principal and interest due at maturity on September 30, 2000.                             $  228,859

Note payable to Crafton Matthews  originally due January 15th 2000, and extended to April 19, 2000. The note was paid in full at the extended
due date.                                                                                                    29,000

Note payable to StarTouch International due in one payment
including interest at 10% on June 5, 2000.  Additional amounts
totaling $488,000 were borrowed during calender year 2000.                                                1,579,329

Note payable StarTouch  International  due in one payment including  interest at
10% on June 5, 2000.  Additional  amounts totaling $488,000 were borrowed during the  calendar  year 2000 and are also due on June 5,  2000.  The note arose from advances  relating to a proposed joint venture agreement between ILDC Star Touch
(Note 1). When the joint venture was  abandoned,  all amounts due were converted
to a note payable dated February 5, 2000.  Interest accrues from the date of the note.                    1,579,329



Note 8 - Capital lease obligations

Included in long-term debt are lease obligations that have been capitalized for financial statement purposes. Minimum future lease payments under capital leases as of December 31, 1999, are as follows:

  Year ending December 31.                Amount
  -----------------------                 ------
                  2000                  $175,533
                  2001                   150,464
                  2002                   106,581
                  2003                    53,583

Total minimim lease payments             486,161
Less: amounts representing interest     (106,956)

Present value of net minimum
 lease payments                         $379,205






Note 9 - Impairment of assets used in operations

In 1999, during the course of ILDC's review of its operations, the Company assessed the recoverability of the carrying value of the Compaq Tandem SCP platform, which resulted in an impairment loss of $279,071. This loss reflects the amount by which the carrying value exceeds the estimated fair value of the asset. The impairment loss is reported in the consolidated statement of operations.

             International Long Distance Corporation and Subsidiary
                          (a development stage company)
               Notes to Consolidated Audited Financial Statements
                                December 31, 1999


Note 10 - Legal matters

ILDC is currently being sued by Compaq Computer Corporation for $820,439 which includes interest and court costs, for equipment purchased and currently in the possession of ILDC. The full amount of this potential liability is included in accounts payable in the accompanying consolidated financial statements. The Company and the plaintiff are currently engaged in negotiations in an attempt to settle this liability.

There is a possibility that the Company could be included in the numerous claims asserted against Prepaid Cellular Services, LLC (Note 6) due to the relationship between the two entities. The potential liability from these claims can not be estimated in the opinion of management and its counsel.

Note 11 - BDR Consulting, Inc.

On February 16, 2000, BDR Consulting, Inc ("BDR") entered into an agreement with ILDC where BDR would assist ILDC in raising at least $1,500,000 for its operations and in negotiating a merger between ILDC and a publicly traded company. For its services and the financing, BDR will receive shares of ILDC equal to the then outstanding shares of the Company which would make BDR a 50% shareholder. As of May 31, 2000, BDR has raised approximately $3,600,000 in financing for ILDC. Shares of ILDC will be issued in a simultaneous transaction with the merger. Until that time all funds received from BDR are being treated as advances.

Note 12 - Commitments

ILDC currently leases an office building for $5,000 per month under a 24 month lease agreement due to expire October 31, 2001. The lease contains an absolute purchase option requiring the Company to purchase the building upon expiration of the lease for $750,000. The lease was originally in the name of a company owned by ILDC's sole shareholder. The lease was assigned to ILDC during the development period.

ILDC also leases office space in Atlanta, Georgia for $2,797 per month under a 26-month lease assumed from the prior lessee, Prepaid Cellular Services, LLC (Note 6). The lease was due to expire April 30, 2001. The lease was renegotiated in June 2000. Additional space was added to the original lease. The current lease is for $13,870 per month for a term of five years, to expire in May 2005, with one renewal option of five years.

As of December 31, 1999, ILDC has outstanding purchase orders totaling approximately $5,500,000 for the purchase of additional telephone switching equipment

Note 13 - Financial instruments

The Financial Accounting Standards Board requires disclosure of information about financial instruments and related off-balance sheet risk and concentrations of credit risk. The Company places its cash with insured financial institutions. However, at times during the year, the cash balances exceeded the federally insured limits of the Federal Deposit Insurance Corporation.

Note 14 - Continuation as a going concern

The Company incurred operating losses of $7,685,699 for the period from inception through December 31, 1999. These consolidated financial statements are presented on the basis which assumes the continued existence of International Long Distance Corporation as a going concern. Continuation as a going concern contemplates the realization of assets and the satisfaction of liabilities in the normal course of business over a reasonable length of time. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. Continuation of the Company as a going concern is contingent upon completion of the merger (Note 3), continued financial support from investors and creditors and upon achieving and maintaining profitable operations.